                                                                      Exhibit 11


                           CALCULATION OF EARNINGS
                          PER SHARE OF COMMON STOCK
                           (In thousands of shares)


                                                                Thirteen Weeks Ended               Twenty-Six Weeks Ended
                                                                --------------------               ----------------------
                                                                June 29,    June 30,               June 29,      June 30,
                                                                  1997        1996                   1997          1996
                                                                --------    --------               --------      --------
Number of shares of
Class A and Class B
stock outstanding
at beginning of
period                                                          10,805       10,986                  10,910       11,005

Issuance of shares of
Class B common stock
(weighted), net of
forfeiture of re-
stricted stock awards                                                3           --                      17            1

Repurchase of Class B
common stock (weighted)                                            (63)         (16)                   (133)         (23)

Unexercised stock option
equivalent shares com-
puted under the "treasury
stock method"                                                       27           --                      25           15
                                                               -------       ------                  ------       ------

Shares used in the
computation of primary
earnings per common share                                       10,772       10,970                  10,819       10,998

Adjustment to reflect fully
dilution computation (1)                                            --           --                      --           --

                                                                10,772       10,970                  10,819       10,998
                                                                ------       ------                  ------       ------

Net income available for
common shares                                                  $71,118      $63,218                $118,334      $99,958
                                                                ------       ------                 -------       ------

Primary earnings per common
share                                                          $  6.60       $ 5.76                $  10.94      $  9.09
                                                                 -----        -----                   -----        -----

Fully diluted earnings
per common share (1)                                           $  6.60       $ 5.76                $  10.94      $  9.09
                                                                 -----        -----                   -----        -----


(1) This computation is submitted although it is not required by Accounting Principles Board Opinion No. 15 since it results in dilution of less than 3 percent.